SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CONCORD DEBT HOLDINGS LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, made as of the 2nd day of August, 2008, by and among LEX-WIN CONCORD LLC, a Delaware limited liability company (“Lex-Win”), and INLAND AMERICAN (CONCORD) SUB, LLC, a Delaware limited liability company (“Inland”), and such other person or persons as may become parties to this Agreement by executing a counterpart hereof.

RECITALS:

WHEREAS, WRT Realty L.P. (“WRT”), The Lexington Master Limited Partnership (“MLP”) and WRP Management LLC (“WRP”) are party to that certain Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, a Delaware limited liability company (the “Company”), dated as of September 21, 2007 (the “Original Agreement”);

WHEREAS, WRT and MLP are simultaneously herewith contributing their entire interest in the Company to Lex-Win and WRP is resigning as the administrative manager of the Company;

WHEREAS, Lex-Win and Inland desire to be admitted as members of the Company and, in connection therewith, Lex-Win and Inland desire to amend and restate the Original Agreement in its entirety;

NOW, THEREFORE, In consideration of the covenants and conditions set forth in this Agreement, the parties agree as follows.

ARTICLE I
CERTAIN DEFINITIONS

1.1           General Terms.  For purposes of this Agreement, the following terms shall have the following respective meanings:

Act:  The Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

Acquisition Entity: A Person that (i) has been in the business of originating and/or acquiring Loan Assets for more than two years at the date hereof and such business is established and past the development stage to the point that such Person competes for Loan Assets with the Company and (ii) has more than a de minimis amount of its assets as Loan Assets.

Additional Investor Notice:  As defined in Section 3.8(b) hereof.

Additional Member:  As defined in Section 3.8(a) hereof.

Advance Rate Paydowns:  Payments of margin calls or other payments required to satisfy amounts due on a Credit Facility other than interest payments and voluntary principal payments.

Advisory Committee:  As defined in Section 7.2 hereof.

Affiliate:  With respect to a specified Person, (i) a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person who is an officer, director, member or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, member or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person who, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest and (iv) the spouse, issue, or parent of the specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  An Affiliate does not include a Person who is a partner in a partnership or joint venture with the Company or any other Member if such Person is not otherwise an Affiliate of the Company or any Member.

Bankruptcy:  With respect to any Member, (i) the filing by that Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of his debts under Title 11 of the United States Code or any other Federal or state insolvency law, or a Member's filing an answer consenting to or acquiescing in any such petition, (ii) the making by that Member of any assignment for the benefit of his creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver, trustee or custodian for the assets of that Member, or an involuntary petition seeking assets of that Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period (iv) the failure of a Member to generally pay its debts as they become due or (v) the placement of a writ of attachment against any of the Member’s assets.

Business Day:  Any day other than Saturday, Sunday or any other day on which commercial banks or savings and loan associations are required or authorized by law to close in Boston, Massachusetts or New York, New York.

Capital Accounts:  The capital accounts of the Members maintained in accordance with Section 3.9 hereof.

Capital Call:  As defined in Section 3.5 hereof.

Capital Call Amount:  As defined in Section 3.5 hereof.

Capital Contributions:  The capital contributions of the Members made to the Company pursuant to the terms of this Agreement excluding any Managing Member Preferred Capital.

Capital Percentages:  An amount for each Member, expressed as a percentage, equal to (i) such Member’s Unreturned Capital Contributions divided by (ii) the Unreturned Capital Contributions of all Members.

Capital Proceeds:  All amounts received by the Company not included as Cash Flow (excluding any contributions to capital) less any expenses incurred in connection with receiving such amounts.

Cash Flow:  All amounts received by the Company from (i) Loan Assets other than amounts attributable to payments of principal on the underlying Loan Asset, (ii), in the case of an REO Property, all amounts received from such REO Property commonly treated as operating revenue from real properties similar in nature to the REO Property, (iii) income from Equity Securities and (iv) income from Sidecar Investments, less, in all cases, (w) the operating expenses and general and administrative expenses of the Company, including fees payable pursuant to Article VI hereof, (x) interest expenses and scheduled principal repayments pursuant to any Credit Facility, (y) any distributions paid pursuant to Section 5.3 hereof and (z) such reserves as the Managing Member may establish pursuant to Section 5.1 hereof.

Code:  The Internal Revenue Code of 1986, as amended from time to time, or any similar Federal internal revenue law enacted in substitution for the Code.

Commitment Period.  The period from the date hereof until the earlier of (i) the first anniversary of the date hereof if Capital Calls requiring the Initial Preferred Member to make total Capital Contributions, inclusive of the Initial Capital Contribution and the amount of any direct capital contributions by the Initial Preferred Member in a Sidecar Investment Entity, of at least $65,000,000 have not then been made or (ii) the eighteen month anniversary of the date hereof; provided, however, that the Commitment Period shall immediately expire on the date on which Lex-Win or its Affiliates (other than an Acquisition Entity) invests in a Sidecar Investment Entity independent of the Company or the Initial Preferred Member and such Sidecar Investment Entity requires that Lex-Win or such Affiliate offer any Loan Assets to such Sidecar Investment Entity prior to the earlier of clause (i) or (ii) hereof.

Common Members:  The Managing Member together with all such other Persons who are admitted as members of the Company in accordance with the terms of this Agreement and classified as “common members.”

Company:  Concord Debt Holdings LLC

Company Interest.  The ownership interest of any Member in the Company, including, without limitation, all rights to receive distributions and allocations of Profit and Loss.

Company Minimum Gain:  Means partnership minimum gain as determined in accordance with Regulations Section 1.704-2(d).

Company Redemption Amount:  As defined in Section 10.1(c) hereof.

Control, controlled or controlling:  The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Credit Facility:  Each loan agreement, credit facility, term loan, match funded loan, repurchase agreement, warehouse line and other instruments pursuant to which the Company or an Investment Entity obtains financing.

Default Event:  The occurrence with respect to or by a Member of (a) a Bankruptcy, (b) a failure to perform its obligations hereunder in any material respect and the continuation of such failure beyond any applicable notice and/or cure period, (c) any attempted Transfer of its Company Interest, or any part thereof, that is not permitted hereunder, which shall include any attempted transfer by the Managing Member of its management rights except as explicitly permitted herein, (d) a dissolution of such Member, (e) entry of a final judgment or decree of a court or governmental agency having proper jurisdiction, declaring it or any of its then designees to the Advisory Committee guilty of a felony, fraud or wrongdoing in connection with any business activity, (f) a material misapplication by it or any Affiliate or subsidiary of funds of the Company or of any Investment Entity or Sidecar Investment Entity, (g) fraud or intentional misrepresentation by it with respect to the Company or its assets or (h) a breach by such Member (or in the case of the Managing Member, a breach by the Company) of any of its representations, warranties, covenants or other obligations set forth in the Preferred Interest Purchase Agreement.  For the avoidance of doubt and without limiting the forgoing, a Default Event shall also be deemed to have occurred with respect to the Managing Member if the Managing Member violates (or causes the Company to violate) the provisions of Section 3.3 (Initial Capital Contributions), Section 3.5 (Additional Capital Contributions), Section 3.6 (Special Common Member Capital Contributions), Section 7.4 (Special REIT Rules), Section 14.1 (Total Debt Covenant), Section 14.2 (Short Term Debt Covenant) and Section 14.4 (Sidecar Investments).

Depreciation:  With respect to each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to a Company asset for such year or other period, except that, if the Gross Asset Value of a Company asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

Distribution Rate Step-Up:  An increase in the Initial Preferred Member Priority Return in the amount of (i) in the case of a Distribution Rate Step-Up made pursuant to Section 3.6, 1% per month for the first two months in which such Distribution Rate Step-Up is applicable and 2% per month thereafter, (ii) in the case of a Distribution Rate Step-Up made pursuant to Section 5.2(ii), 1% per month, (iii) in the case of a Distribution Rate Step-Up made pursuant to Section 14.1, 2% per month, and (iv) in the case of a Distribution Rate Step-Up made pursuant to Section 14.2, 2% per month; provided, however, in no event shall the aggregate Distribution Rate Step-Up exceed 4%; and provided, further, that immediately upon the Initial Preferred Member exercising its right under Section 7.6 hereof to remove the Managing Member, the Distribution Rate Step-Up shall be reduced to, and shall thereafter remain, at zero; provided further, that if Lex-Win or any of its Affiliates again becomes the Managing Member (or a successor entity serving a similar management function in the Company), the Distribution Rate Step-Up shall again apply pursuant to the provisions of the Agreement referenced in clauses (i) through (iv) above.

Equity Securities:  Common shares of a publicly-traded mortgage REIT.

Excluded Short Term Debt:  The sum of (i) 85% of Match Funded Debt which has a maturity of less than one year and (ii) 85% of the face value of all of the Company’s assets other than match funded assets that have a maturity date (after giving effect to extensions) of less than one year and which serve as collateral with respect to Credit Facilities with a maturity date of less than one year.

Fair Market Value: An amount (in cash) that a bona fide, willing buyer under no compulsion to buy and a bona fide, willing and unrelated seller under no compulsion to sell would pay and accept, respectively, for the purchase and sale of the applicable asset, taking into account any liens, restrictions and agreements then in effect and binding upon the asset or any successor owner thereof and any options, rights of first refusal or offer or other rights or options that either burden the asset or run to the benefit of the owner of the asset; provided, however, that in determining the Fair Market Value of any asset, none of the options, rights of first refusal or offer or other rights of the Members hereunder shall be taken into consideration.

GAAP:  Accounting principles generally accepted in the United States of America.

Gross Asset Value:  With respect to any Company asset, the asset's adjusted basis for Federal income tax purposes, except that (1) the initial Gross Asset Value of any Company assets contributed shall equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code), (2) the Gross Asset Value of any Company asset distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution, as determined by the Managing Member, and (3) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in the case of adjustments pursuant to clauses (A), (B) or (C) of this definition, as determined by the Members, as of the following times:  (A) immediately before the acquisition of an additional Company Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) immediately before the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for a Company Interest, in either case if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members (as determined under this definition and Section 5.1); (C) immediately before the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with an election under Sections 734(b) or 743(b) of the Code, but only as provided in Regulations Section 1.704-1(b)(2)(iv)(m).  Following any contribution of assets or any adjustment to Gross Asset Value, the Gross Asset Value of the applicable assets shall be computed taking into account Depreciation.

Initial Capital Contribution:  For each Member, the amount set forth under the heading “Initial Capital Contribution” on Schedule 1 hereto.

Initial Preferred Member:  Inland.

Initial Preferred Member Fixed Charge Coverage Ratio:  The ratio of Cash Flow to Initial Preferred Member Fixed Charges.

Initial Preferred Member Fixed Charges:  The full amount of the Initial Preferred Member Priority Return for any month (whether fully paid, paid partially or unpaid).

Initial Preferred Member Priority Return:  An amount equal to a 10% per annum return, compounded annually, on the Initial Preferred Member’s Unreturned Capital Contributions, calculated on a daily basis in order to take account of changes from time to time in the amount of such Unreturned Capital Contributions, plus, when applicable, the Distribution Rate Step-Up.

Initial Preferred Member Redemption Amount:  As defined in Section 10.1(d) hereof.

Initial Redemption Payment:  As defined in Section 10.1(c) hereof.

Inland:  As defined in the Preamble.

Inland Real Estate Group of Companies:  The independent real estate and financial companies doing business under the name the Inland Group of Companies.

Investment Criteria:  The criteria set forth on Exhibit A hereto.

Investment Entities:  111 Debt Acquisition LLC, a Delaware limited liability company, 111 Debt Acquisition - Two LLC, a Delaware limited liability company, 111 Debt Acquisition-Putnam LLC, a Delaware limited liability company, 111 Debt Acquisition-Key LLC, a Delaware limited liability company, 111 Debt Acquisition-Three LLC, a Delaware limited liability company, 111 Debt Acquisition-UBS LLC, a Delaware limited liability company, 111 Debt Acquisition-Green Two LLC, a Delaware limited liability company, 111 Debt Acquisition MS LLC, a Delaware limited liability company, 111 Debt Acquisition-Mezz LLC, a Delaware limited liability company, each of which has been formed for the sole purpose of acquiring and disposing of Loan Assets, and their respective subsidiaries, if any, including Concord Debt Funding Trust, a Maryland real estate investment trust, together with any additional entities in which the Company holds a direct or indirect ownership interest, including Sidecar Investment Entities.

Lex-Win:  As defined in the Preamble.

Loan Assets:  Real estate securities and real estate related loans and interests therein including, without limitation, whole loans, B Notes, participation interests, mezzanine loans, and CMBS bonds.

Managing Member:  Lex-Win, it successors and assigns.

Managing Member Preferred Capital:  All Capital Contributions made by the Managing Member pursuant to Section 3.7(a) hereof.

Managing Member Preferred Capital Return:  A preferred rate of return equal to (x) in the case of Managing Member Preferred Capital made pursuant to clause (i) of Section 3.7(a), the Company’s blended cost of its third party Short Term Debt outstanding at the time the applicable Managing Member Preferred Capital is contributed, (y) in the case of Managing Member Preferred Capital made pursuant to clause (ii) of Section 3.7(a), the rate charged under the Credit Facility for which the Advance Rate Paydown was applied, or (z) in the case of Managing Member Preferred Capital made pursuant to clause (iii) of Section 3.7(a), the blended rate of interest paid by the Company on its Credit Facilities; provided, however, with respect to Managing Member Preferred Capital contributed pursuant to clause (i) or (iii) of Section 3.7(a), if the applicable Managing Member Preferred Capital is not fully returned by the Company on or prior to the date that is 12 months after such Managing Member Preferred Capital is contributed to the Company, the Managing Member Preferred Capital Return with respect to such Managing Member Preferred Capital shall be reduced by 50 basis points.

Managing Member Priority Return:  An amount equal to a 10% per annum return on the Managing Member’s Unreturned Capital Contributions, calculated on a daily basis in order to take account of changes from time to time in the amount of such Unreturned Capital Contributions.

Match Funded Debt:  Indebtedness that is (i) structured to correspond to the term of repayment of the underlying asset and (ii) secured only by the underlying asset.

Maximum Capital Contribution:  The amount set forth opposite each Member’s name on Schedule 1 hereto under the heading “Maximum Capital Contribution.”

Member Loan:  As defined in Section 3.5 hereof.

Member Nonrecourse Debt Minimum Gain:  Means partner non-recourse debt minimum gain as determined in accordance with Regulations Sections 1.704-2(i)(3) and 1.704-2(i)(4).

Member Nonrecourse Debt:  Has a comparable meaning to the meaning set forth in Regulations Section 1.704-2(b)(4).

Member Nonrecourse Deductions:  Has a comparable meaning to the meaning set forth in Regulations Section 1.704-2(i)(2).

Members:  Lex-Win, the Initial Preferred Member and such other Persons who become party hereto in accordance with the terms hereof, together with their permitted successors and assigns.

Minimum Common Equity Threshold:  (i) During the Commitment Period, $200,000,000 and (ii) after the expiration of the Commitment Period, the greater of (A) $100,000,000 and (B) 200% of the aggregate Unreturned Capital Contributions of the Preferred Members.

Nonrecourse Deductions:  Has the meaning set forth in Regulations Section 1.704-2(b)(1) and is determined in accordance with Section 1.704-2(c).

Permitted Exceptions:  (i) Senior Loans as permitted by Section 3.5(i)(3) hereof, (ii) in the case of Lexington Realty Trust and its Affiliates, Acquisition Entities (including Equity Securities in such Acquisition Entities acquired with a view to the acquisition of such Acquisition Entity) and acquisitions by Acquisition Entities of Permitted Investments, (iii) Loan Assets which for GAAP purposes are treated as something other than loans, (iv) Equity Securities, or (v) Loan Assets then held by Lexington Realty Trust or Winthrop Realty Trust or their respective Affiliates (except for the Company or any Investment Entity).

Permitted Investments:  Equity Securities, Loan Assets and Senior Loans.

Permitted Transfers.  Any of (i) Transfers to Affiliates of such Member, (ii) Transfers of a direct or indirect interest in such Member provided that (x) in the case of the Initial Preferred Member, the transferee is a member of the Inland Real Estate Group of Companies and the members to the Advisory Committee designated by the Initial Preferred Member are employees, directors, partners, members or stockholders of a member of the Inland Real Estate Group of Companies and (y) in the case of the Managing Member, Lexington Realty Trust, or its subsidiary, or Winthrop Realty Trust, or its subsidiary, individually or collectively control Lex-Win, (iii) Transfers between the members of Lex-Win or (iv) Transfers of a direct or indirect minority interest in Lexington Realty Trust pursuant to the acquisition of an Acquisition Entity.

Person:  An individual, trust, estate, partnership, joint venture, association, company, corporation, limited liability company or other entity.

Preferred Interest Purchase Agreement:  That certain purchase agreement, dated as of the date hereof, by and among the Company, Inland, Lex-Win and certain Affiliates of Lex-Win.

Preferred Member Distribution Percentage:  An amount for each Preferred Member, expressed as a percentage, equal to (i) such Preferred Member’s Unreturned Capital Contributions divided by (ii) the Unreturned Capital Contributions of all Preferred Members.

Preferred Members:  The Initial Preferred Member, together with all such other Persons who are admitted as Members of the Company in accordance with the terms of this Agreement and classified as “Preferred Members.”

Profit and Loss:  With respect to each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses shall be added to such taxable income or loss;

(ii)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

(iii)         if the Gross Asset Value of any Company asset is adjusted pursuant to clause (3) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)        gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)         in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation herein;

(vi)        to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii)       notwithstanding any other provisions of this definition of Profits and Losses, any items that are specially allocated pursuant to Sections 4.2 and 4.3 hereof shall not be taken into account in computing Profit or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.2 and 4.3 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

Public Offering:  The registration for sale of securities of the issuer under Section 5 of the Securities Act of 1933, as amended.

Qualified Arbitrator:  As defined in Section 10.1(d) hereof.

Redemption Amount:  Either (i) the Company Redemption Amount if the Initial Preferred Member elects not to object to such amount, (ii) the amount agreed to by the Managing Member and the Initial Preferred Member pursuant to Section 10.1(c) hereof, or (iii) the amount determined by the Qualified Arbitrator pursuant to the terms of Section 10.1(c) hereof.

Redemption Notice:  As defined in Section 10.1(a) hereof.

Redemption Reply Notice:  As defined in Section 10.1(c) hereof.

Redemption Return:  An amount equal to the distributions that would be received by the Initial Preferred Member from the date of the applicable Redemption Notice to the date of the full redemption of the Initial Preferred Member’s Company Interest assuming the entire yield that is earned on the Company’s investments during such period were distributed pursuant to Section 5.2 hereof and the Preferred Member Distribution Percentage of the Initial Preferred Member were calculated as if the Initial Preferred Member was then still a Preferred Member; provided, that in no event shall a distribution of Unreturned Capital Contributions be counted twice in the calculation of the Redemption Amount and the Redemption Return pursuant to Section 10.1(e).

Regulations:  The final, temporary and proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Regulatory Allocations:  Has the meaning set forth in Section 4.3 hereof.

Reinvestment Period:  The period from the date hereof to the 48-month anniversary of the date hereof.

REIT:  A “real estate investment trust” within the meaning of Sections 856-860 of the Code.

Rejection Notice:  As defined in Section 10.1(a) hereof.

REO Property:  Any real property in which the Company holds a direct or indirect interest as a result of the exercise of its remedies related to a Loan Asset.

Securitized Entity:  A collateralized debt obligation entity, collateralized mortgage backed securities and similar securitized entities established by the Company or its subsidiary.

Senior Loan:  Any loan or participation interest in a loan that is senior to a Loan Asset held by the Company.

Senior Loan Acquisition:  The acquisition of a Senior Loan.

Short Term Debt:  An amount equal to the aggregate principal amount outstanding under all Credit Facilities with a maturity date of less than one year (or 18 months including extension periods) minus Excluded Short Term Debt.

Short Term Debt Limit:  An amount equal to the greater of:  (i) $750 million or (ii) 120% of the Company’s total equity capital, both preferred and common and both contributed (but unreturned) and committed (but not contributed).  For example, if the Company has capital contributed and committed equal to $700 million, the Short Term Debt Limit would equal $840 million (700 x 1.20 = 840).  Notwithstanding the foregoing, upon 60 days notice to the Managing Member by Preferred Members holding a majority of the Preferred Member Distribution Percentages, the 120% amount set forth in (ii) above shall be reduced to 100% during the six month period following the second anniversary of the date hereof.

Sidecar Investment:  An investment in a Sidecar Investment Entity.

Sidecar Investment Entity:  A Person that (i) is not wholly-owned, directly or indirectly, by the Company and (ii) holds or is formed for the purpose of holding Loan Assets.

Tax Matters Partner:  As defined in Section 8.5 hereof.

Total Capitalization:  An amount equal to the sum of (i) Total Debt and (ii) the Company’s total equity capital, both preferred and common, calculated in accordance with GAAP (including with respect to impairments).

Total Debt:  An amount equal to the aggregate principal amount outstanding under all Credit Facilities other than Excluded Short Term Debt.

Total Debt/Capitalization Ratio:  An amount equal to Total Debt divided by Total Capitalization.

Total Debt Limit:  An amount of Total Debt that would cause the Total Debt/Capitalization Ratio to exceed 75%.

Transfer:  Any sale, conveyance, transfer or assignment, or the entry into any agreement to sell, convey, transfer or assign, whether by law or otherwise, of, on, in or affecting (y) all or part of a Member’s Company Interest (including any legal or beneficial direct or indirect interest therein), or (z) any direct or indirect interest in a Member (including any profit interest).  For purposes hereof, a Transfer of an interest in a Member shall be deemed to include (A) if a Member or controlling equityholder of a Member is a corporation or trust, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock or trust’s beneficial interests (or the stock or beneficial interests of any corporation or trust directly or indirectly controlling such corporation or trust by operation of law or otherwise) and (B) if a Member or controlling equityholder of a Member is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member.

Unreturned Capital Contribution:  As of any date, the aggregate Capital Contribution by a Member on or before such date, as reduced (but not below zero) by the amount by which distributions received by such Member on or before the date of determination exceed (i) in the case of the Initial Preferred Member, the Initial Preferred Member Return, and (ii) in the case of the Managing Member, the Managing Member Preferred Return; provided, however, no distributions on account of the Managing Member Preferred Capital shall be deemed to reduce the Capital Contribution of the Managing Member for these purposes.

1.2           Other Terms.  Unless the context shall require otherwise:

(a)  Words importing the singular number or plural number shall include the plural number and singular number respectively;

(b)  Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(c)  Reference to “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”; and

(d)  Reference in this Agreement to “herein”, “hereof”, “hereby” or “hereunder”, or any similar formulation, shall be deemed to refer to this Agreement as a whole, including the Exhibits.

ARTICLE II
GENERAL PROVISIONS

2.1           Continuation of the Company.  The Members desire to continue the existence of the Company under the Act pursuant to this Agreement.  The provisions of the Act shall govern the rights and obligations of, and the relationships among, the Members except as modified by the provisions of this Agreement.

2.2           Further Action.  The Managing Member shall take any and all action, as may be required, from time to time, under the laws of the State of Delaware to give effect to and continue in good standing, the Company.

2.3           Name of the Company; Foreign Qualifications.  The name of the Company shall be Concord Debt Holdings LLC, or such other name as the Managing Member may from time to time determine.  The Managing Member shall have the right to cause the Company to operate under one or more assumed names (which shall not include the name of any Member or any similar name without such Member’s consent) where required to comply with the laws of any states in which the Company is doing business.  The Managing Member shall cause to be filed on behalf of the Company such company or assumed or fictitious name certificate or certificates or other similar documents as may from time to time be required by law for the formation and continuation of the Company as a limited liability company under the laws of Delaware applicable to a limited liability company and the laws of such other states in which the Company is doing business regarding the qualification of a foreign limited liability company.

2.4           Business of the Company.  The business of the Company shall be to:  (i) acquire, own, hold, sell, transfer, hypothecate and ultimately dispose of Permitted Investments both directly and indirectly through Investment Entities; (ii) acquire, own, hold, sell, transfer, hypothecate and ultimately dispose REO Properties both directly and indirectly through Investment Entities and Sidecar Investment Entities; (iii) make, enter into, perform and carry out any arrangements, contracts or agreements relating to the foregoing, and (iv) do any and all things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated by this Agreement.  The Company shall not engage in any business or activity not authorized by this Agreement.

2.5           Place of Business; Registered Agent.  The Company's principal place of business is 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 or such other place as the Managing Member may, from time to time, determine.  The Company’s registered agent in Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  Such office and registered agent may be changed from time to time in accordance with the Act, as may be approved the Managing Member.

2.6           Duration of the Company.  The Company shall commence upon the filing of a Certificate of Formation for the Company in accordance with the Act, and shall continue until dissolved in accordance with Article XII of this Agreement.

2.7           Title to Company Property.  A Member’s interest in the Company shall for all purposes be personal property.  All property owned by the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in that property.

ARTICLE III
MEMBERS; CAPITAL CONTRIBUTIONS; FINANCING TRANSACTIONS

3.1           Members.  (a)  Lex-Win and Inland are hereby admitted as members in the Company.  The respective names, business addresses, class of interest (common or preferred) and Initial Capital Contribution and Maximum Capital Contribution of the Members are as set forth on Schedule 1 and the Members identified on Schedule 1 are, as of this date, the only members in the Company.  The Managing Member shall have the authority to amend Schedule 1 from time to time to reflect any changes of address, the admission of any additional or substitute Members in accordance with the terms of this Agreement or any changes to the information set forth thereon (other than the Initial Capital Contribution, Maximum Capital Contribution or class interest with respect to Lex-Win or Inland).

(b)           Subject to the provisions of Section 3.8 and Article IX hereof, one or more Persons may be admitted to the Company as additional Members.

(c)           In addition to any other requirements set forth in this Agreement, no Person shall be admitted to the Company as an additional or substitute Member unless and until such Person has accepted and agreed to all the provisions of this Agreement by executing a counterpart signature page hereto or an amendment to this Agreement.

3.2           Capital.  The capital of the Company shall consist of the amounts contributed to the Company pursuant to this Article III.

3.3           Initial Capital Contributions.  The Managing Member has previously contributed to the capital of the Company the aggregate amount set forth opposite its name on Schedule 1 hereto under the heading “Initial Capital Contribution.”  On the date hereof, Inland shall make an initial Capital Contribution to the Company by contributing to the Company in immediately available funds the amount set forth on Schedule 1 hereto opposite its name under the heading “Initial Capital Contribution”; provided, that Inland shall receive a $250,000 credit to be applied to its Initial Capital Contribution (from the first amounts otherwise required to be contributed) as satisfaction of its underwriting fees in connection with its acquisition of its Company Interests.  Notwithstanding anything in this Agreement to the contrary, in no event shall the Managing Member cause the Company to use the Initial Capital Contribution or any additional Capital Contribution of the Initial Preferred Member for any purpose other than (A) to fund a Permitted Investment, (B) to fund a Sidecar Investment, (C) Senior Loan Acquisition or (D) in connection with an Advance Rate Paydown.

3.4           Funding of Additional Capital Requirements.  If, at any time or from time to time, the Managing Member determines in its reasonable discretion that the Company or an Investment Entity requires additional funds to enable the Company or an Investment Entity to make a Permitted Investment, Sidecar Investment, Advance Rate Paydown or Senior Loan Acquisition, the Managing Member shall take one or more of the following actions:

(i)           during the Commitment Period, cause the Company to obtain such additional funds from the Preferred Members and the Common Members in accordance with the terms of Section 3.5 hereof;

(ii)           so long as the Company is not then exceeding the Short Term Debt Limit or the Total Debt Limit, cause the Company to seek to borrow the required additional funds from any third-party lender; and/or

(iii)           subject to the provisions of Section 3.8 hereof, accept Capital Contributions from third parties and admit such third parties as additional Members to the Company.

3.5           Additional Capital Contributions.  If, pursuant to Section 3.4, the Managing Member elects to obtain additional funds for the Company through Capital Contributions of the Common Members and the Preferred Members, the Managing Member shall deliver notice thereof to each Member (a “Capital Call”) setting forth the total amount required (the “Capital Call Amount”), and the purpose of such Capital Call.  The Capital Call shall further set forth the amount of such Capital Call Amount required to be contributed by each Member, which amount shall be determined as follows:

(i)           First, but only during the Commitment Period, 100% of such Capital Call Amount shall be made by the Initial Preferred Member until its Unreturned Capital Contributions plus any capital contributions made by the Initial Preferred Member directly in a Sidecar Investment Entity pursuant to clause (4) below equals one-half of the Unreturned Capital Contributions of the Managing Member, but in no event more than the Maximum Capital Contribution of the Initial Preferred Member; provided, however,

(1)  no such Capital Call shall be made on the Initial Preferred Member in an amount less than $5,000,000, unless the remaining portion of the Maximum Capital Contribution of the Initial Preferred Member is less than $5,000,000, in which case the Capital Call Amount shall be such remaining amount,

(2)  if the purpose for the Capital Call is to fund an Advance Rate Paydown, the Initial Preferred Member may elect to not make its Capital Contribution, in which case the Managing Member shall make an additional Capital Contribution in accordance with the provisions of Section 3.7 hereof;

(3)  if the purpose for the Capital Call is to fund a Senior Loan Acquisition, the Initial Preferred Member may elect to not make its Capital Contribution, in which case the Managing Member or its Affiliate shall have the option, but not the obligation to, acquire the Senior Loan on its own behalf without any restrictions set forth under this Agreement and neither the Initial Preferred Member nor the Company shall have any rights with respect to such Senior Loan; and

(4)  if the purpose of the Capital Call is to fund a Sidecar Investment, the Initial Preferred Member shall have the option (A) to make its Capital Contribution to the Company, (B) to make a capital contribution directly to the Sidecar Investment Entity or (C) to elect not to make a Capital Contribution with respect to such Sidecar Investment, in each case in accordance with Section 14.4.

(ii)          thereafter, as may be agreed by the Members (provided that the Initial Preferred Member is under no obligation to agree to or make a further contribution).

Each of the Members shall be obligated to make their respective additional Capital Contribution to the Company in immediately available funds within fifteen (15) days of receipt of the Capital Call.  If a Member fails to make a Capital Contribution required hereunder, the other Members shall have the right, but not the obligation, to satisfy such Member’s Additional Capital Contribution by making a loan (a “Member Loan”) to the Company equal to the product of (i) the amount of the defaulting Member’s additional Capital Contribution and (ii) a fraction, the numerator of which is such Member’s Capital Percentage and the denominator of which shall be the aggregate Capital Percentages of all Members electing to make a Member Loan to the Company.  All Member Loans shall bear interest at a rate of 15% per annum, compounded annually, and shall be payable from the assets of the Company and prior to any distributions payable pursuant to Article V hereof.

3.6           Special Common Member Capital Contributions.  Notwithstanding anything in this Agreement to the contrary, at such time, if at all, as the aggregate Unreturned Capital Contributions of the Common Members is less than the Minimum Common Equity Threshold, then the Common Members shall immediately make an additional Capital Contribution equal to the amount sufficient to cause the aggregate Unreturned Capital Contributions of the Common Members to be not less than the Minimum Common Equity Threshold.  In the event that the aggregate Unreturned Capital Contributions of the Common Members is less than the Minimum Common Equity Threshold at the end of two successive months, then beginning on the first day of the next successive month, the Initial Preferred Member shall be entitled to a Distribution Rate Step-Up until such time as the aggregate Unreturned Capital Contributions of the Common Members is not less than the Minimum Common Equity Threshold.  For purposes of this Section 3.6, the Unreturned Capital Contribution of a Member shall be adjusted by the amount of any impairment charged to such Member’s equity in accordance with GAAP so long as the impairment is deemed other-than-temporary and the applicable Permitted Investment for which such impairment relates is then in default.

3.7           Managing Member Preferred Capital Contribution.  (a)  At such time or times, if at all, as (i) the Company’s Short Term Debt exceeds its Short Term Debt Limit, (ii) the Managing Member is required to make an additional Capital Contribution pursuant to the terms of Section 3.5(i)(2) to fund an Advance Rate Paydown, or (iii) the Total Debt Limit is exceeded, the Managing Member shall, in the case of a clause (ii), or may, in the case of clauses (i) or (iii), make an additional Capital Contribution to the Company equal to (x) in the case of an Additional Capital Contribution pursuant clause (i) the positive difference between (1) the total outstanding

Short Term Debt and (2) the Short Term Debt Limit, (y) in the case of an additional Capital Contribution pursuant to clause (ii), such Capital Call Amount and (z) in the case of an additional Capital Contribution pursuant to clause (iii), the positive difference between (1) the Total Debt and (2) the Total Debt Limit; provided, however, in no event shall the unreturned Managing Member Preferred Capital outstanding at any time exceed $75,000,000.

(b)          Within five (5) days after the Managing Member makes a Capital Contribution of Managing Member Preferred Capital pursuant to Section 3.7(a), the Managing Member shall provide the Initial Preferred Member with written notice specifying (i) the amount and purpose of such Capital Contribution, (ii) Managing Member Preferred Capital Return with respect to such Capital Contribution and (iii) the date of such Capital Contribution.

3.8           Additional Member Capital Contributions.  (a)  Subject to complying with the terms of this Section 3.8, the Managing Member shall have the right to admit one or more Persons as members of the Company (each an “Additional Member”) with such rights and obligations as the Managing Member shall determine in its sole discretion.  Upon admission of any new Member (i) such Member shall be designated as a Preferred Member, Common Member or such other classification as the Managing Member shall elect based on such new Member’s rights and obligations hereunder and (ii) subject to Sections 7.2, 7.3 and 15.3 hereof, the Managing Member is authorized to amend this Agreement without any further action on the part of any other Member to reflect the admission of such new Member and its rights and obligations hereunder.

(b)          Prior to the earlier of (i) second anniversary of the date hereof and (ii) the sixth month anniversary after the date on which the Initial Preferred Member is no longer required to make any further Capital Contributions hereunder, if the Managing Member elects to obtain additional funds for the Company through the acceptance of Capital Contributions from an Additional Member, the Managing Member shall provide notice thereof to the Initial Preferred Member (the “Additional Investor Notice”).  The Initial Preferred Member shall have the right by giving an irrevocable written notice to the Managing Member no later than thirty (30) days after the date on which the Additional Investor Notice is delivered to the Initial Preferred Member to elect to make a further additional Capital Contribution to the Company in an amount up to the maximum additional capital being sought by the Company from Additional Members as set forth in the Additional Investor Notice, which Capital Contributions shall have rights and obligations at least as favorable to the Initial Preferred Member as the terms and obligations set forth in such Additional Investor Notice.  In the event that the Initial Preferred Member does not elect to contribute funds in the amount set forth in the Additional Investor Notice, the Managing Member may then accept Capital Contributions from any Additional Member pursuant to the terms of this Section 3.8; provided that no equity interests in the Company may be sold to Persons other than the Initial Preferred Member under terms that are more favorable to such Person than those set forth in the Additional Investor Notice.  Notwithstanding anything in this Section 3.8 to the contrary, in no event shall the Company be permitted to make any Capital Call or accept any Capital Contributions from an Additional Member pursuant to this Section 3.8 unless (i) the Unreturned Capital Contributions of the Managing Member is at least 65% of the total Unreturned Capital Contributions of all Common Members after giving effect to the Capital Contributions to be made by such Additional Members, (ii) at least 75% of the Initial Preferred Member’s Maximum Capital Contributions has been called and used by the Company to acquire

Permitted Investments and (iii) the right to distributions of the holder of any such equity pursuant to Article V hereof is subordinate to the right to distributions of the Initial Preferred Member (with respect to both the Initial Preferred Member Priority Return and the Initial Preferred Member’s Unreturned Capital Contributions).

(c)          Subject to the Act and this Section 3.8, any Company Interests issued to Additional Members may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the Managing Member, in its sole and absolute discretion without the approval of any Member, and set forth in this Agreement or a written document thereafter attached to and made an exhibit to this Agreement (each, a “Company Interest Designation”); provided, that that material terms of any Company Interest Designation shall be set forth in any Additional Investor Notice.  Without limiting the generality of the foregoing, the Managing Member shall have authority to specify (a) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Company Interests; (b) the right of each such class or series of Company Interests to share in Company distributions; (c) the rights of each such class or series of Company Interests upon dissolution and liquidation of the Company; (d) the voting rights, if any, of each such class or series of Company Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Company Interests; provided, however, that none of the foregoing shall alter in a manner adverse to the Initial Preferred Member, the relative rights between the Managing Member and the Initial Preferred Member provided herein.

3.9           Capital Accounts.  (a)  A Capital Account shall be established and maintained for each Member.  Initially, the Capital Account of each Member shall be credited with each Member’s respective Initial Capital Contribution.  Thereafter, each Member’s Capital Account shall be credited with any additional Capital Contributions made or contributed by such Member and such Member’s allocable share of Profits, any individual items of income and gain allocated to such Member pursuant to the provisions of Article IV, and the amount of additional cash, or the Gross Asset Value of any Company asset (net of any liabilities assumed by the Company and liabilities to which the asset is subject), contributed to the Company by such Member or deemed contributed to the Company by such Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(c).

(b)          The Capital Account of each Member shall be debited with the Member’s allocable share of Losses, any individual items of expenses and loss allocated to such Member pursuant to the provisions of Article IV, the amount of any cash distributed to such Member and the Gross Asset Value of any Company asset (net of any liabilities assumed by the Member and liabilities to which the asset is subject) distributed to such Member or deemed distributed to such Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(c).

(c)          In the event that any Company Interest of a Member is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest of such Member.

(d)          In the event that the Gross Asset Value of any Company asset is adjusted as described in the definition of “Gross Asset Value”, the Capital Accounts of all Members shall be adjusted in accordance with Regulation Section 1.704-1(b)(2)(iv)(f) or Regulation Section 1.704-1(b)(2)(iv)(m), as applicable, to reflect such adjustment.

(e)          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation.  In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Managing Member may make such modification; provided, however, that if such modification constitutes a Material Modification, it shall become effective only upon the consent of any Member to whom such modification would constitute a Material Modification.

3.10           Return of Capital.  Except as otherwise agreed by the Members, or as otherwise specifically provided herein, no Member shall be entitled to demand the return of, or to withdraw, any part of his Capital Contribution or any balance in his Capital Account, or to receive any distribution, except as provided for in this Agreement.  Neither the Managing Member nor any Member shall be liable for the return of the Capital Contributions of any other Member and no Member shall have any obligation to restore the amount of any deficit in its Capital Account to the Company.

ARTICLE IV
ALLOCATIONS OF PROFIT AND LOSS

4.1           Allocations of Profit and Loss.  Except as otherwise provided in this Article IV, Profit and Loss for each Company fiscal year shall be allocated among the Members as follows:

(a)           such Profit shall be allocated:

(i)             first, to the Members in an amount sufficient to reverse the total amount of Loss previously allocated to the Members pursuant to Section 4.1(b)(ii) hereof, in proportion to and in the reverse order as such Loss was allocated;

(ii)            second, to the Managing Member until it has been allocated an aggregate amount of Profit under this Section 4.1(a)(ii) equal to the Managing Member Preferred Capital Return;

(iii)           third, to the Initial Preferred Member until it has been allocated an aggregate amount of Profit under this Section 4.1(a)(iii) equal to the Initial Preferred Member Priority Return;

(iv)           fourth, to the Managing Member until it has been allocated an aggregate amount of Profit under this Section 4.1(a)(iv) equal to the Managing Member Priority Return; and

(v)            thereafter, to the Members pro rata in accordance with their respective Capital Percentages, except that with respect to the Initial Preferred Member’s pro rata portion, 30% to the Managing Member and 70% to the Initial Preferred Member; but if the Unreturned Capital Contributions of a Member have been reduced to zero, then 76 2/3% to the Managing Member and 23 1/3% to the Initial Preferred Member.;

(b)           Loss shall be allocated as follows:

(i)             first, to the Members to offset the excess of the amount of Profit previously allocated to such Members pursuant to Sections 4.1(a)(ii), (iii), (iv) and (v) hereof, in proportion to and in the inverse order to the order in which such Profit was allocated, over the total amounts previously distributed to the members, excluding distributions which reduce Unreturned Capital Contributions, pursuant to Sections 5.2, 5.3 or 5.4; and

(ii)            thereafter, to the Members pro rata in accordance with their respective Capital Account balances.

4.2           Regulatory Allocations.  Prior to making the allocations provided for in Section 4.1, the following allocations shall be made:

(a)          Loss Limitation.  Notwithstanding the preceding provisions of this Article IV, no Loss shall be allocated to a Member to the extent it would increase or cause such Member to have an Adjusted Capital Account Deficit as of the end of a fiscal year.  Any Loss that cannot be allocated to a Member as a result of this limitation shall be specially allocated to the other Members to the extent that it will not cause such other Members to have an Adjusted Capital Account Deficit.

(b)          Qualified Income Offset.    If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), or otherwise has an Adjusted Capital Account Deficit as of the end of a fiscal year, items of Company income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(b) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively applied as if this Section 4.2(b) were not in the Agreement.

(c)          Minimum Gain Chargeback.  Notwithstanding the preceding provisions of this Article IV, except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in the Company Minimum Gain during a fiscal year, then each Member with a share of Company Minimum Gain shall be allocated items of income and gain for that year (and, if necessary, subsequent years), in accordance with Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i), in an amount equal to such Member’s share of the net decrease in the Company

Minimum Gain.  This Section 4.2(c) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)          Member Minimum Gain Chargeback.  Notwithstanding any other provision of this Article IV except as otherwise provided in Regulation Section 1.704-2(i)(4), if there is a net decrease in the Member Nonrecourse Debt Minimum Gain during a fiscal year, then after the allocation required by Section 4.2(c) but prior to any other allocation for the year, each Member with a share of the Member Nonrecourse Debt Minimum Gain shall be allocated income and gain for that year (and, if necessary, subsequent years), in accordance with Regulations Section 1.704-2(j)(2)(ii), in an amount equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain.  This Section 4.2(d) is intended to comply with the partner minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)          Nonrecourse Deductions.  Nonrecourse Deductions for each fiscal year shall be allocated among the Members in proportion to their Capital Percentages.

(f)           Member Nonrecourse Deductions.  Notwithstanding anything to the contrary herein, Member Nonrecourse Deductions for each fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

4.3           Effect of Regulatory Allocations.  The allocations set forth in Section 4.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profit or Loss under Section 4.1. Accordingly, to the extent permitted under Regulations Section 1.704-1(b), the Regulatory Allocations shall be taken into account in allocating Profit, Loss and other items among the Members so that the net amount of such allocations and the Regulatory Allocations to each Member shall equal the net amount that would have been allocated to each Member if the applicable Regulatory Allocations had not been made.

4.4           Other Allocation and Distribution Rules.  (a)  Except as otherwise provided in this Agreement, for each fiscal year of the Company, each item of Company income, gain, loss and deduction shall be allocated among the Members in the same proportions as they share Profit or Loss, as the case may be, for such year.

(b)         If the Capital Percentages of the Members change during a fiscal year, then, unless otherwise determined by the Members, Profit and Loss for such year shall be allocated, and Distributions for such year pursuant to Section 4.1 shall be made, using the interim closing of the books method as of the date of such change, as if the pre-change portion (ending with, but not including, the date of the change) and the post-change portion (commencing with the date of the change) of such year were each separate fiscal years.

(c)          If any Company Interest is transferred pursuant to and in compliance with Article 7, then, unless otherwise determined by the Members, Profit and Loss and other items allocable to the transferred Company Interest shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the relevant period in accordance with Section 706(d) of the Code using the interim closing of the books method as of the effective date of such transfer.

4.5           Tax Allocations; Code Section 704(c) and 704(c) Type Allocations.  The following allocations are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Distributions:

(a)          Section 704(c) Allocations.  Notwithstanding Section 4.5(b), items of income, gain, loss and deduction to be allocated for income tax purposes (collectively, “Tax Items”) with respect to Company property that is subject to Code Section 704(c) and/or Regulation Section 1.704-1(b)(2)(iv)(f) (collectively, “Section 704(c) Tax Items”) shall, to the extent so required, be allocated using the “traditional method” described in Regulations Section 1.704-3(b).

(b)          Income Tax Characterization.  For purposes of determining the character (as ordinary income or capital gain) of any gain allocated to the Members pursuant to Sections 4.1 or 4.2, such portion of the taxable income of the Company which is treated as ordinary income attributable to depreciation recapture shall, to the extent possible, be allocated among the Members in proportion to and to the extent of the amount of tax depreciation previously allocated to them.

(c)          Allocations of Tax Items.  Except as otherwise provided in Sections 4.5(a) and (b), allocations of Company income, gain, loss, deduction and credit, as computed for federal income tax purposes, for each fiscal year shall be allocated among the Members in the same manner as the related items were allocated for Capital Account purposes pursuant to Sections 4.1 and 4.2.

4.6           Tax Elections.  The Managing Member shall determine whether the Company shall make any applicable tax elections.

ARTICLE V
DISTRIBUTIONS

5.1           General.  Subject to Sections 5.2, 5.3 and 7.4(c) hereof, distributions shall be made not less frequently than on the 21st day of each month, or if such date is not a Business Day, on the next succeeding Business Day, during the term hereof and at such other time or times as the Managing Member shall determine.  The Managing Member shall cause the Company to retain as reserves an amount it deems sufficient in its reasonable judgment to meet the operating expenses of the Company and the Investment Entities.  In no event shall any distributions be paid to any Member until all Member Loans and interest due thereon are satisfied in full.

5.2           Distributions of Cash Flow.  At such times as the Managing Member elects to cause the Company to make distributions from Cash Flow, such distributions shall be made in the following order of priority:

(i)           First, to the Managing Member until it has received an amount equal to the Managing Member Preferred Capital Return plus the Managing Member Preferred Capital, which distributions shall be applied first to the Managing Member Preferred Capital Returns of all Managing Member Preferred Capital and then to the Managing Member Preferred Capital, in each case in the order in which such Managing Member Preferred Capital was made;

(ii)          Second, to the Initial Preferred Member until it has received an amount equal to the Initial Preferred Member Priority Return; provided, that the Managing Member shall cause the Company to make distributions from Cash Flow to the Initial Preferred Member (A) monthly, in an amount corresponding to not less than (but need not be more than) an 8% per annum return on the Initial Preferred Member’s Unreturned Capital Contributions and (B) calendar quarterly, in an amount corresponding to the Initial Preferred Member Preferred Return, but taking into consideration the aggregate amount of the prior distributions made during such calendar quarter pursuant to clause (A); provided further, that if distributions are not made to the Initial Preferred Member to the full extent provided in clauses (A) and (B) (regardless of the sufficiency of Cash Flow) for two consecutive months (whether the month is pursuant to clause (A) or (B)), then beginning on the first day of the next successive month, the Initial Preferred Member shall be entitled to a Distribution Rate Step-Up until such time as the monthly distributions under clauses (A) and (B) are again made to the Initial Preferred Member in an aggregate amount corresponding to not less than the amounts provided in clauses (A) and (B);

(iii)         Third, to the Managing Member until it has received an amount equal to the Managing Member Priority Return;

(iv)         Fourth, either (x) pari passu in accordance with Unreturned Capital Contributions, between the Initial Preferred Member and the Managing Member, except that the Managing Member shall receive 30% of the distributions otherwise payable to the Initial Preferred Member under this clause (iv) as a promoted interest or (y) if the Unreturned Capital Contributions of a Member have been reduced to zero, 76 2/3% to Lex-Win and 23 1/3% to the Initial Preferred Member.

5.3           Distributions of Capital Proceeds.  At such times as the Managing Member elects to cause the Company to make distributions from Capital Proceeds, such distributions shall be made in the following order of priority; provided, that after the expiration of the Reinvestment Period, distributions of Capital Proceeds shall be made promptly upon receipt of any such Capital Proceeds:

(i)           First, to the Managing Member until it has received an amount equal to the unpaid Managing Member Preferred Capital Return plus the Managing Member Preferred

Capital, which distributions shall be applied first to the Managing Member Preferred Capital Returns of all Managing Member Preferred Capital and then to the Managing Member Preferred Capital, in each case in the order in which such Managing Member Preferred Capital was made;

(ii)          Second, to the Initial Preferred Member until it has received an amount equal to the unpaid Initial Preferred Member Priority Return;

(iii)         Third, to the Managing Member until its Unreturned Capital Contribution (excluding any Managing Member Preferred Capital) is reduced to the Minimum Common Equity Threshold;

(iv)         Fourth, to the Initial Preferred Member until its Unreturned Capital Contribution is reduced to zero;

(v)          Fifth, to the Managing Member until it has received an amount equal to the unpaid Managing Member Priority Return;

(vi)         Sixth, to the Managing Member until its Unreturned Capital Contribution is reduced to zero;

(vii)        Thereafter, 76 2/3% to Lex-Win and 23 1/3% to the Initial Preferred Member.

5.4           Distribution upon Public Offering.  At such time as the Company elects to make a Public Offering of its securities, each Member’s interest in the Company will be deemed redeemed in exchange for a number of shares in the “public entity” equal to (i) the amount that such Member would be distributed pursuant to Section 5.3 hereof if the Company were then liquidated at a value equal to the value attributed to the Company’s assets in the Public Offering divided by (ii) the per share offer price inclusive of the underwriter’s discount.

ARTICLE VI
FEES

6.1           General.        The Managing Member will be responsible for all of its operational expenses, including the salaries of its personnel, rent, utilities, and other items coming under the category of overhead.  The Managing Member will not be responsible for any expenses set forth in Section 6.2.

6.2           Expenses.  The Company will bear all reasonable and necessary (i) expenses in connection with its and each Investment Entity’s organization which, at the option of the Managing Member, may be advanced by the Managing Member, in which event the Company will reimburse or otherwise compensate the Managing Member for these expenses over such period as the Managing Member shall determine, (ii) third party expenses of the Company and the Investment Entities including, without limitation, legal, bookkeeping, accounting, administration, auditing, tax preparation, insurance, administration, rating agency, subscription and related charges, (iii) expenses associated with the admission of additional members, (iv) all transaction costs and investment-related expenses incurred in connection with the Company’s investment activities, as well as the costs of any independent accountants or other experts or consultants engaged by the Managing Member in connection with specific transactions, (v) any interest, fees and costs of Company or Investment Entity-related borrowings, (vi) extraordinary expenses (including litigation and indemnification costs), if any, involving the Company, and (vii) the fees set forth in Section 6.3, 6.4 and 6.5.

6.3           Loan Asset Fees.        The Managing Member or its Affiliate shall receive:

(i)  a fixed fee (the “Management Fee”) from the Company as compensation for services to the Company in an amount equal to 0.25% per quarter calculated as of the last day of each calendar quarter (a 1.0% annual rate) of the Unreturned Capital Contributions of the Members.  The Management Fee will be payable quarterly in arrears within fifteen (15) days after the end of the calendar quarter to which it relates;

(ii)  a one-time transaction fee (the “Transaction Fee”) from the Company as compensation for each acquisition of a Loan Asset in an amount equal to 0.275% of the purchase price for such Loan Asset inclusive of any debt assumed with respect to such Loan Asset.  The Transaction Fee shall be payable simultaneous with the closing of the acquisition of the Loan Asset;

(iii)  a one time securitization fee (the “Securitization Fee”) from the Company as compensation for arranging the securitization of Loan Assets in a Securitized Entity equal to 0.075% of the Gross Asset Value of such Securitized Entity (not to exceed $300,000 per securitization).  The Securitization Fee shall be paid simultaneous with the closing of the applicable Securitized Entity;

provided, however, the Company shall offset against any of the Management Fee, the Transaction Fee or the Securitization Fee the amount of any fees actually paid to the Managing Member or its Affiliate for providing on-going collateral management or other services to a Securitized Entity.

6.4           Property Management Fees.        At such time, if at all, as the Company or an Investment Entity shall acquire an REO Property, the Managing Member or its Affiliate shall be entitled to receive a property management fee from the Company or the applicable Investment Entity equal to (x) 4% of the gross revenues of the REO Property if the REO Property is a multi-family property, (y) 3% of the gross revenues of the REO Property if the REO Property is an office, retail or mixed-use property, or (z) 1% of the gross revenues of the REO Property if the REO Property is a warehouse or single tenant property.

6.5           Construction Management Fees.         At such time, if at all, as the Company or an Investment Entity shall acquire an REO Property, the Managing Member or its Affiliate shall be entitled to receive a construction management fee from the Company or the applicable Investment

Entity equal to 3% of the gross construction costs relating to all construction projects and tenant improvements at such REO Property.

ARTICLE VII
MANAGEMENT

7.1           Management of the Company.  (a)  Except as otherwise provided herein, the overall management and control of the business and affairs of the Company shall be vested in the Managing Member.  Except as otherwise provided herein, the Managing Member shall have and may exercise, on behalf of the Company, all powers and rights necessary, proper, convenient or advisable to effect and carry out the purposes, business and objectives of the Company and as permitted under the Act.  Except as otherwise provided herein, no Member shall have any rights with respect to the management or control of the Company.  The Managing Member may delegate to any person or persons, including affiliates of the Managing Member, any of the duties, powers and authority vested in it hereunder on such terms and conditions as it may consider appropriate.

(b)          Subject to any and all limitations expressly set forth in this Agreement (including without limitation Section 7.3), the Managing Member shall perform, or cause to be performed, the coordination of all management and operational functions relating to the business of the Company.  Without limiting the generality of the foregoing, except as set forth in Section 7.3(a), the Managing Member is expressly authorized on behalf of the Company to:

(i)       originate and acquire Permitted Investments and Sidecar Investments on such terms and conditions as the Managing Member shall deem advisable; provided that the Managing Member will provide the Initial Preferred Member with a copy of any loan package prepared in connection with any investment, in advance of making the investment;

(ii)  at any time during the Reinvestment Period, reinvest amounts paid to the Company as principal from its Permitted Investments;

(iii)  cause the Company to enter into Credit Facilities, which may be secured or unsecured, in all cases on such terms and conditions as the Managing Member shall determine and enter into such agreements as may be necessary to evidence such financing;

(iv)  form Securitized Entities and cause such Securitized Entities to issue debt instruments and to sell equity interests therein;

(v)  open, maintain and close, in the name of the Company, bank accounts, and draw checks or other orders for the payment of money;

(vi)  enter into agreements and contracts with third parties, terminate such agreements and institute, defend and settle litigation arising therefrom and give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto;

(vii)    maintain adequate records and accounts of all operations and expenditures and furnish the Members with the reports required hereunder;

(viii)    take and hold all property of the Company, real, personal and mixed, in the name of the Company, or in the name of a nominee authorized by the Managing Member but on behalf of the Company;

(ix)       sell, lease, exchange or otherwise dispose of all or any portion of the assets of the Company;

(x)        take all such action as the Managing Member reasonably deems advisable in order to enforce its rights and remedies with respect to Permitted
Investments;

(xi)       take all such action as may be reasonably deemed advisable in connection with the ownership of an REO Property;

(xii)     employ consultants, experts, accountants, auditors, attorneys, brokers, engineers, custodians, escrow agents, administrators, and any other third parties, including without limitation affiliated entities of the Managing Member (but only on arms length terms), deemed necessary by the Managing Member, and terminate such employment;

(xii)     pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including relating to taxes, either in favor of or against the Company;

(xiv)   admit additional Members in accordance with Section 3.8 and Article IX hereof;

(xv)    determine the accounting methods and conventions to be used in the preparation of the tax returns referred to in Section 8.3, and make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction and credit of the Company, or any other method or procedure related to the preparation of such returns;

(xvi)   make (and if made, revoke) the elections referred to in Sections 475, 754 or other provisions of the Code.  Each of the Members will, upon request, supply the information necessary to properly give effect to any such election;

(xvii)   pay or authorize the payment of distributions to Members pursuant to Article V; and

(xviii)  prosecute, defend, settle or compromise actions or claims at law or in equity at the Company’s expense as may be necessary or proper to enforce or protect the Company’s interests, and satisfy any judgment, decree or decision of any court, board or authority having jurisdiction or any settlement of any suit or claim prior to judgment or final decision thereon, first, out of any insurance proceeds available therefor, and then, out of the Company’s assets.

7.2           Establishment and Authority of the Advisory Committee.  (a)  The Members hereby establish a committee (the “Advisory Committee”) which shall consist of four representatives, two designated by the Initial Preferred Member, and two designated by Lex-Win.

(b)          Notwithstanding anything to the contrary in this Agreement, in the event that both Michael Ashner and Peter Braverman cease to be members of the Advisory Committee (or any successor body serving a similar function), then (i) the Initial Preferred Member may elect not to make any additional Capital Contributions pursuant to Section 3.5, and (ii) the Managing Member shall cause the Company to not, in each case without the consent of the Initial Preferred Member (which consent may be withheld in the Initial Preferred Member's sole discretion) (A) make any additional Permitted Investments or Sidecar Investments or (B) reinvest Capital Proceeds from its Permitted Investments or Sidecar Investments.

7.3           Limitation on the Managing Member’s Authority.  (a)  Notwithstanding anything herein to the contrary except Section 7.3(c), the Managing Member shall not have the authority to do any of the following acts, except with the approval of a majority of the members of the Advisory Committee, including, without limitation, at least one member of the Advisory Committee designated by the Member that is not then the Managing Member (which may be withheld in its sole discretion):

(i)       make a Permitted Investment that does not satisfy the Investment Criteria;

(ii)       sell any asset of the Company or an Investment Entity, or merge, consolidate or enter into any other liquidating or change of control transaction with respect to the Company or an Investment Entity;

(iii)      the admission of any Person as a Member except as provided in Section 3.8 and Article IX hereof;

(iv)     entering into any transactions, agreements or other arrangements on behalf of the Company or an Investment Entity with the Managing Member, a Member or their respective Affiliates except as otherwise provided in Article VI of this Agreement;

(v)      causing the Company or an Investment Entity to make any Bankruptcy filing;

(vi)     waiving any of the provisions of Section 7.4 hereof;

(vii)    approve any budget or business plan of the Company;

(viii)   appoint any independent public accounting firm for the Company other than PricewaterhouseCoopers LLP or KPMG LLP;

(ix)      initiate, settle or compromise any action or claim at law or in equity involving the Company, an Investment Entity or a Permitted Investment;

(x)       purchase any real estate debt securities other than CMBS bonds;

(xi)      purchase any debt relating to a Permitted Investment after an event of default shall have occurred with respect to such Permitted Investment;

(xii)     dissolve the Company;

(xiii)    issue any securities or other financings with respect to the Company, including but not limited to a Public Offering;

(xiv)    make any additional Capital Contributions in excess of the Managing Member’s Maximum Capital Contribution;

(xv)     make any Sidecar Investment;

(xvi)    build material reserves for the Company’s working capital pursuant to Section 5.1;

(xvii)   enter into any Credit Facility other than Credit Facilities existing on the date hereof;

(xviii)  make any material capital expenditure on a REO Property;

(xix)    make Senior Loan Acquisitions in excess of $10,000,000 individually or $50,000,000 in the aggregate; or

(xx)     make any amendment to this Section 7.3(a).

(b)           Notwithstanding anything herein to the contrary, the Managing Member shall not have the authority to take any of the following actions without the prior written consent of the applicable Member (which may be withheld in its sole discretion):

(i)        enter into any agreement which would cause such Member to become personally liable on, in respect of, or to guaranty, any indebtedness of the Company or an Investment Entity; or

(ii)       any amendment to this Agreement which adversely effects such Member’s rights or adds to such Member’s obligations hereunder.

(c)          Notwithstanding anything herein to the contrary, in the event that the Initial Preferred Member exercises its right to remove the Managing Member pursuant to Section 7.6 hereof, the Initial Preferred Member shall have the sole and exclusive right to take any such action as it deems advisable with respect to (i) sales of all or any assets of the Company, but not by way of a merger, consolidation or other liquidating or change of control transaction unless the Members receive solely cash consideration in connection with such transaction, (ii) the liquidation of the Company, (iii) any Bankruptcy filing, or (iv) entering into any Credit Facility to the extent necessary to protect the interest of the Company in its assets.

7.4           Special REIT Rules.  (a)  Subject to Section 14.2, the Managing Member and the Company shall use commercially reasonable efforts to cause the Company to operate as if it were subject to the REIT rules of the Code described below, except as otherwise permitted by prior written consent of the Members:

(i)        the "75 percent gross income test" set forth in Section 856(c)(3) of the Code and the "95 percent gross income test" set forth in Section 856(c)(2) of the Code; and

(ii)       the gross assets tests set forth in Section 856(c) of the Code: (A) the "75 percent asset test" set forth in Section 856(c)(4)(A) of the Code, (B) the "25 percent asset test" set forth in Section 856(c)(4)(B)(i) of the Code, (C) the "20 percent value limitation" set forth in Section 856(c)(4)(B)(ii) of the Code, (D) the "5 percent value limitation" set forth in Section 856(c)(4)(B)(iii)(I) of the Code and (E) the "10 percent vote and value limitations" set forth in Sections 856(c)(4)(B)(iii)(II) and (III) of the Code.

Notwithstanding the foregoing, the Members hereby consent to the Company’s failure to comply with the "5 percent value limitation" set forth in Section 856(c)(4)(B)(iii)(I) of the Code solely with respect to the Company’s ownership of that certain Loan Asset listed on Schedule 7.4 hereto.  For purposes of the foregoing tests, any ”mezzanine” loans secured by an equity interest in an entity and any interest therefrom shall not be treated as satisfying such tests unless such loans and interest are in substantial compliance with the requirements of Revenue Procedure 2003-65, except as otherwise permitted by prior written consent of the Members.  It being acknowledged that “mezzanine” loans secured by equity interests in a multi-tiered structure in which each entity in such structure owns 100% of the equity interests of the entity in which it holds an interest satisfy such requirement (assuming the other requirements of Revenue Procedure 2003-65 are satisfied) regardless of the tier at which such “mezzanine” loan is made.

(b)          The Managing Member and the Company shall use commercially reasonable efforts to cause the Company not to dispose of any real property in a transaction that would be treated as a "prohibited transaction" within the meaning of Section 857(b)(6)(B)(iii) of the Code, unless (i) the transaction qualifies for the safe harbor, set forth in Section 857(b)(6)(C)

of the Code, applied to the Company as if the Company were subject to Section 857(b)(6), taking into account any other “safe harbor” transactions engaged in by the respective Member in determining whether seven sales has occurred during the year, including any such transactions engaged in by a joint venture, partnership or limited liability company in which such Member invests (which information such Member will provide to the Managing Member and Company upon written request), (ii) the transaction is required under this Agreement, (iii) the property is disposed of in connection with or in lieu of foreclosure, (iv) the property is transferred in a tax free exchange under the Code, (v) the Members consent or (vi) the Advisory Committee approves such transaction.

(c)          Subject to Section 14.2, the Managing Member and the Company shall use commercially reasonable efforts to cause the Company to make distributions to the Members in compliance with the “90% distribution requirement” of Section 857(a)(1) of the Code, provided that the Managing Member and the Company shall not be in violation of this Section 7.4(c) if

(i)        the Company makes the distributions required by Article V of this Agreement, and

(ii)       the distributions required by Article V of this Agreement are insufficient to satisfy the 90% distribution requirement.  In such event, the Managing Member shall

(A)           notify the Members of such insufficiency,

(B)           notify the Members of whether the Company’s Total Debt exceeds the Total Debt Limit, and

(C)           (1) if the Company’s Total Debt does not exceed the Total Debt Limit, the Managing Member shall not be required to incur debt to make additional distributions unless a Member requests it, in which case the Managing Member and the Company shall use commercially reasonable efforts to cause the Company to incur additional debt (up to the Total Debt Limit) on commercially reasonable terms in order to make such additional distributions to the requesting Member and (2) if the Company’s Total Debt exceeds the Total Debt Limit less 5%, the Managing Member shall not be required to incur additional debt to make additional distributions to the Members, unless both Members consent, in which case the Managing Member and the Company shall use commercially reasonable efforts to cause the Company to incur additional debt on commercially reasonable terms in order to make such additional distributions to both Members.

Notwithstanding anything to the contrary in Article V, in no event shall the Managing Member or the Company have any liability to a Member or its Affiliates with respect to the Company’s failure to comply with the distribution requirements of this Section 7.4 to the extent that such failure is attributable to the use of cash to acquire a Permitted Investment or to fund a capital expenditure during the Reinvestment Period pursuant to the terms of this Agreement.

(d)          Without limiting the foregoing, the Managing Member and the Company shall take such other reasonable steps as shall be requested in writing in good faith by each Member, which the requesting Member believes in good faith is necessary in order for its ultimate owning entity that has elected to qualify as REIT to continue to qualify as a REIT (determined assuming that, without regard to its investment in the Company, such ultimate parent entity  otherwise would qualify as a REIT) and no other reasonable steps or action could be taken by the requesting Member (in lieu of the Company taking any requested steps) to enable such parent to so qualify.

(e)          Notwithstanding anything to the contrary in this Agreement, in no event shall the Managing Member or Company have any liability to a Member or Affiliate with respect to its failure to qualify as a REIT so long as the Managing Member and Company have acted in good faith and used commercially reasonable efforts to satisfy the obligations set forth in this Section 7.4.

7.5           Services of the Members; Company Opportunities.  The Managing Member shall devote such time and effort to the business of the Company as shall reasonably be necessary to promote adequately the interests of the Company and the mutual interests of the Members, and shall perform its duties with the same degree of care it exercises with respect to Loan Assets where it is the sole participant; provided, however, it is specifically understood and agreed that the Managing Member and its Affiliates shall not be required to devote full time to the business of the Company and that, except as otherwise provided in this Section 7.5 or in such other agreements in effect from time to time among the two or more of the parties hereto, the Managing Member and its Affiliates may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, and neither the Company nor the Members shall by virtue of this Agreement or otherwise have any right, title or interest in or to such independent ventures.  Notwithstanding anything to the contrary, the Managing Member on its own behalf and on behalf of its Affiliates agrees that from the date hereof through the date that is six months after the earlier of (A) the date on which each Member has contributed its Maximum Capital Contribution and (B) the end of the Commitment Period, the Managing Member and its Affiliates (i) will offer to the Company all opportunities relating to Permitted Investments (including Senior Loans), except that the Managing Member and its Affiliates will have no obligation to offer to the Company, and are expressly permitted to invest directly or indirectly (independent of the Company and/or the Initial Preferred Member) in any opportunities constituting Permitted Exceptions and (ii) will provide the Initial Preferred Member with prior written notice of all opportunities relating to Sidecar Investments in order to allow the Initial Preferred Member a reasonable period of time to participate in such Sidecar Investment in the manner described in Section 3.5(i)(4) and Section 14.4.

7.6           Removal of Managing Member.  At such time, if at all, as a Default Event with respect to the Managing Member occurs and the Initial Preferred Member has not elected to exercise it rights under Section 10.1 hereof, then the Initial Preferred Member shall have the right upon at least ten (10) Business Days prior written notice to the Managing Member, and provided such Default Event is not cured with such 10-Business Day period, to remove the Managing Member as managing member of the Company and appoint such Person as the new managing member of the Company as the Initial Preferred Member shall deem appropriate, which Person may be an affiliate of the Initial Preferred Member.  Any removal of the then-Managing Member provided for in this Section 7.6 shall have no effect or impact on such Member’s rights as a Member hereunder.  Notwithstanding anything to the contrary in this Agreement, (i) upon the removal of the Managing Member fees under Section 6.3 and 6.4 shall no longer be payable to the Managing Member but instead shall be payable to the new Person or Persons performing such functions and (ii) upon the removal of the Managing Member, the subsequent cure of a Default Event with respect to Lex-Win shall not give Lex-Win or its Affiliates the right to again become the Managing Member hereunder.

7.7.           Meeting of the Advisory Committee and the Members.  (a)  At such times as a vote of the Advisory Committee or the Members is required hereunder or by law, the Managing Member shall cause a notice to be sent to each Advisory Committee member or each Member, as the case may be, at least five (5) Business Days prior to the date of such meeting which notice shall (A) specify the place, date and hour of the meeting and the actions to be voted upon, consented to, approved or affirmed at such meeting and (B) be accompanied by such documentation or other information as is reasonable for each such Advisory Committee member or Member to make a reasonably informed decision on the matter(s) to be voted on.  Attendance by an Advisory Committee member or Member, as the case may be, at a meeting of the Advisory Committee or Members, as the case may be, shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  All decisions to be made by the Advisory Committee shall require the approval of a majority of the members of the Advisory Committee, including without limitation, at least one Member of the Advisory Committee designated by the Initial Preferred Member.

(b)          Advisory Committee members or Members, as the case may be, may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(c)          Any action required or permitted to be taken at any meeting or otherwise requiring the affirmation, vote, consent or approval of the Advisory Committee members or the Members, as the case may be, may be taken without a meeting if the Advisory Committee members or Members, as the case may be, necessary to affirm, vote for, consent to or approve, the same at a meeting do so in writing, and the writing or writings are filed with the minutes of proceeding of the Advisory Committee or the Members, as the case may be.

(d)          The Managing Member shall promptly advise all Members of any actions approved by the Advisory Committee.

ARTICLE VIII
BOOKS AND RECORDS; ACCOUNTS

8.1           Books and Records.  True and correct books of account with respect to the operations of the Company shall be kept at the principal place of business of the Company.  The

Managing Member shall be responsible for keeping the books of account.  The Company shall also maintain at its principal place of business the following records:  (a) a current list of the full name and last known business or residence address of each Member set forth in alphabetical order, (b) a copy of the Certificate of Formation of the Company and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed, (c) copies of the Company's Federal, state and local income tax returns and reports, if any, for the three most recent years and (d) copies of this Agreement and any amendments hereto and of any financial statements of the Company for the three most recent years.  Any Member shall have the right, at its own expense, to examine, or have its duly authorized representative examine, the books of account of the Company and such other information reasonably related to such Member's interest in the Company, and the Company shall make them available at the office at which those books are maintained.

8.2           Monthly, Quarterly and Annual Reports.  (a)  The Managing Member shall prepare and distribute to the Members within 10 days after the end of each month a statement setting forth calculations of (i) Total Debt, (ii) Short Term Debt, (iii) Cash Flow, (iv) the Initial Preferred Member Fixed Charge Coverage Ratio, (v) the aggregate Unreturned Capital Contributions of the Common Members, (vi) the aggregate Unreturned Capital Contributions of the Preferred Members and (vii) Total Capitalization.

(b)         The Managing Member shall prepare and distribute to the Members within 25 days after the end of each fiscal quarter a year-to-date consolidated report with respect to the Company (with the last month of each such report comprised of forecasted, rather than actual, results), prepared in accordance with GAAP, consistently applied together with the independent accountant’s report, including (i) a balance sheet, (ii) a profit and loss statement, (iii) a statement of changes in the Members’ Capital Accounts and (iv) calculations in sufficient detail to verify the accuracy of all fees and other amounts paid or payable to the Managing Member or its Affiliates.

(c)          The Managing Member shall prepare and distribute to the Members within 55 days after the end of each fiscal year audited financial statements with respect to the Company.  Such financial statements shall be prepared in accordance with GAAP and shall be audited at the Company’s expense by PricewaterhouseCoopers LLP, KPMG LLP or such other nationally recognized firm of independent certified public accountants approved by the Advisory Committee pursuant to the terms hereof.  All reports delivered pursuant to this Section 8.2 shall also include unaudited calculations in sufficient detail to verify the accuracy of all distributions paid by the Company.

(d)          So long as Inland is a Member, the Managing Member shall prepare and distribute such other reports, statements and information regarding the Company and any Loan Assets as Inland may reasonably request from time to time.

8.3           Accountants; Tax Returns.  (a)  Subject to Section 7.3(a), the Managing Member shall engage such firm of independent certified public accountants selected by the Managing Member to review, or to sign as preparer, all federal, state and local tax returns which the Company is required to file.  The Managing Member will furnish to each Member within 120 days after the end of each calendar year, or as soon thereafter as is practicable, a Schedule K-1 or such other statement as is required by the Internal Revenue Service which sets forth such Member’s share of the profits or losses and other relevant fiscal items of the Company for such fiscal year.  If requested by a Member, the Managing Member shall deliver to such Member copies of any federal, state and local income tax returns and information returns which the Company is required to file.

(b)          Each Member agrees to report, on its own income tax returns each year, each item of income, gain, loss, deduction and credit as reported by the Company to such Member on the Schedule K-1 (or other similar tax report) issued by the Company to such Member for such year.  Except as otherwise required by law, no Member shall take any tax reporting position that is inconsistent in any respect with any tax reporting positions taken by the Company or any entity in which the Company owns any equity interest, and, in the event of a breach by such Member of the provisions of this Section 8.3(b), such Member shall be liable to the Company and the other Members for any costs, liabilities and damages (including, without limitation, consequential damages) incurred by any of them on account of such breach.

           8.4.           Accounting and Fiscal Year.  The Managing Member shall keep the Company’s books and records on the accrual basis.  The fiscal year of the Company shall end on December 31.

8.5           Tax Matters Partner.  The Managing Member is hereby designated the "Tax Matters Partner" for the Company as such term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”) and all federal, state and local tax audits and litigation shall be conducted under the direction of the Managing Member.  All expenses incurred with respect to any tax matter which does or may affect the Company, including but not limited to expenses incurred in connection with Company level administrative or judicial tax proceedings, shall be paid out of Company assets.  The Tax Matters Partner shall, promptly upon receipt thereof, forward to each Member a copy of any correspondence relating to matters that are of material importance to the Company and/or the Members.  The Tax Matters Partner shall promptly advise each Member in writing of the substance of any  material conversation held with any representative of the Internal Revenue Service which relates to an audit or administrative proceeding relating to a tax return of the Company.

ARTICLE IX
ASSIGNABILITY OF INTERESTS

9.1           General Conditions.  Whether or not otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Company Interest, or any rights to receive any distributions under this Agreement if, in the opinion of counsel to the Company, which counsel is satisfactory to the transferring Member, in its reasonable discretion, the Transfer would (a) cause the termination or dissolution of the Company under the Act; (b) require registration under the Securities Act of 1933, as amended, or under any other securities law or result in the violation of any applicable state securities laws; (c) cause the Company or any Member to be subject to any additional regulatory requirements; (d) cause the Company to be taxed as a corporation under the Code; or (e) with respect to the Managing Member, cause a default under any agreement to which the Company is a party.

9.2           Transfer by Members.  No Member may Transfer all or any portion of its Company Interest other than in connection with a Permitted Transfer, without, in the Initial Preferred Member’s case, the consent of the Managing Member, and without, in the Managing Member’s case, the consent of the Initial Preferred Member.

9.3           Additional Member.  A transferee of all or part of the Company Interest of a Member permitted under this Agreement or any Additional Member shall be admitted to the Company as a member and be listed as a Member on the books and records of the Company only if (a) in the case of a Transfer, the transferring Member gives such right to the transferee, (b) except for Transfers to an Affiliate, the Managing Member (or the Initial Preferred Member in the case of a Transfer by the Managing Member) consents to the admission of the transferee, which consent may be withheld in the sole discretion of the party required to grant consent, (c) the transferee or Additional Member shall execute and deliver an agreement reasonably satisfactory to and approved by the Managing Member, agreeing to assume and to be bound by and to comply with all of the terms and conditions of this Agreement applicable to the Members, (d) the transferee or Additional Member shall execute, and deliver all necessary certificates or other documents and perform such other acts as may be required under the Act or other applicable laws and regulations to effectuate the admission of such assignee as a Member and to preserve the status and legal compliance of the Company as reasonably satisfactory to and approved by the Members and (e) the transferee or Additional Member shall pay all reasonable expenses of the Company and the Members connected with the admission including, but not limited to, reasonable legal and accounting fees and disbursements.

9.4           Treatment.  Until compliance with the provisions of Section 9.3, the Company shall be entitled to treat the record owner of any Company Interest as the absolute owner of such Company Interest in all respects and shall incur no liability for Distributions made to such owner.

9.5           Other Transfers Void.  Any Transfer made in violation of the provisions of this Article IX shall be null and void and shall not bind the Company or any Member.

9.6           No Release.  In the event of any such Transfer by a Member in compliance with the provisions of this Article IX, the transferor shall continue to be obligated under this Agreement for any failure of the transferee to perform any duty or obligation under this Agreement or otherwise to violate the terms of this Agreement.

ARTICLE X
REDEMPTIONS; PUBLIC OFFERING

10.1         Right to Redeem.     (a)  From and after (i) the earlier of the date which is five (5) years after the date hereof or the occurrence of a Default Event with respect to the Managing Member which has not been cured and provided that the Initial Preferred Member has not exercised its right to remove the Managing Member pursuant to Section 7.6 hereof, the Initial Preferred Member shall have the right to elect to have its entire Company Interest redeemed by the Company, or (ii) the earlier of the date which is five (5) years after the date hereof or the occurrence of a

Default Event with respect to the Initial Preferred Member which has not been cured, the Managing Member shall have the right to cause the Company to elect to have the entire Company Interest of the Initial Preferred Member redeemed.  At such time as either the Initial Preferred Member or the Managing Member elects to exercise the right set forth in the immediately preceding sentence, such Member shall give written notice to such effect (the “Redemption Notice”) to the Managing Member or the Initial Preferred Member, as applicable.  If the Redemption Notice shall have been delivered by the Managing Member on behalf of the Company, the Initial Preferred Member shall have the right to reject such Redemption Notice by delivering notice to such effect (a “Rejection Notice”) within 10 Business Days of the date of the Redemption Notice to the Managing Member in which case the Redemption Notice shall be deemed void and the Initial Preferred Member shall no longer have any rights to issue a Redemption Notice except following and during the continuance of a Default Event.

(b)           Upon delivery of a Redemption Notice and so long as the Initial Preferred Member has not delivered a Rejection Notice, the Initial Preferred Member shall no longer be entitled to receive any distributions or other payment from the Company except as contemplated by this Section 10.1, and except as set forth in Section 10.1(e) shall have no rights as a Member of the Company and shall solely have rights as a creditor of the Company and the rights set forth in this Section 10.1.

(c)           Unless a Rejection Notice has been delivered, within 30 days of the date of receipt of the Redemption Notice, the Managing Member shall be required to provide the Initial Preferred Member with written notice (the “Redemption Reply Notice”) which shall set forth:  (i) the Managing Member’s determination of the Fair Market Value of all of the Company’s assets and properties including all Permitted Investments and Sidecar Investments; (ii) the Managing Member’s determination of the amount that the Initial Preferred Member would receive pursuant to Section 5.3 hereof if the Company were then liquidated and the Company received net proceeds equal to the amount determined in clause (i) hereof plus the Company’s then cash reserves (the “Company Redemption Amount”); (iii) whether the Managing Member is electing to cause the Company to redeem the Initial Preferred Member’s interest pursuant to Section 10.1(e)(i) or 10.1(e)(ii) hereof; and (iv) all documentation supporting the calculation of the amounts referred to in clauses (i) and (ii).  Within two Business Days of the date on which the Redemption Reply Notice is delivered to the Initial Preferred Member, the Company shall deliver to the Initial Preferred Member an initial payment (the “Initial Redemption Payment”) equal to the greater of:  (i) 20% of the Company Redemption Amount; or (ii) 20% of the then Unreturned Capital Contributions of the Initial Preferred Member.

(d)           The Initial Preferred Member shall have a period of 30 days in which to object to the Company Redemption Amount by delivering written notice thereof to the Managing Member within such 30 day period.  If the Managing Member and the Initial Preferred Member are unable to reach agreement as to the Fair Market Value of the Company’s assets and the corresponding amount payable to the Initial Preferred Member within 10 Business Days following receipt of the Initial Preferred Member’s notice objecting to the Managing Member’s determinations, then, within two Business Days of the expiration of such 10 Business Day period, each of the Company and the Initial Preferred Member shall select a third party, who must be independent of all parties hereto, to act as its arbitrator, and the two party-selected arbitrators shall select a third arbitrator within 10 Business Days of their appointment.  If the party-selected arbitrators are unable or fail to agree upon the third arbitrator within the time provided, the third arbitrator shall be selected by the American Arbitration Association (such agreed upon third party arbitrator is referred to herein as the “Qualified Arbitrator”).  Within 10 Business Days of the selection of the Qualified Arbitrator, (i) the Company shall deliver to the Qualified Arbitrator the Company Redemption Amount and (ii) the Initial Preferred Member shall deliver to the Qualified Arbitrator the Initial Preferred Member’s determination of the Fair Market Value of the Company’s assets and properties including all Permitted Investments (the “Initial Preferred Member Redemption Amount”).  Upon receipt by the Qualified Arbitrator of the Company Redemption Amount and the Initial Preferred Member Redemption Amount, (i) the Qualified Arbitrator may submit follow-up questions to either party, and such parties shall have the right to respond to such questioning by the Qualified Arbitrator, (ii) each party shall have the right to submit one written response to the other party’s response to the Qualified Arbitrator pursuant to subclause (i), and (iii) copies of all written materials submitted to the Qualified Arbitrator (and summaries of all discussions with the Qualified Arbitrator relating to the determination of the Fair Market Value of the Company’s Permitted Investments) shall be promptly provided to the other party.  The Qualified Arbitrator shall promptly deliver to the Managing Member and the Initial Preferred Member its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement and shall select either the Company Redemption Amount or the Initial Preferred Member Redemption Amount, and no compromise position.  The fees and expenses of the Qualified Arbitrator shall be paid one-half by the Company and one-half by the Initial Preferred Member.  The determination of the Qualified Arbitrator shall be final, binding and conclusive for purposes of this Section 10.1 and enforceable as an arbitration award, and shall represent the exclusive remedy with respect to the determination of the Redemption Value.

(e)           The Company shall redeem the Initial Preferred Member’s entire Company Interest either:

(i)           by making a payment in immediately available funds to the Initial Preferred Member by the later of (x) 120 days of the date of the Redemption Notice or (y) 30 days after the final determination of the Redemption Value, of an amount equal to (1) the Redemption Amount less the Initial Redemption Payment, plus (2) the Redemption Return; or

(ii)           by making one or more payments in immediately available funds to the Initial Preferred Member over a period of time not to exceed 24 months from the date of the Redemption Notice, which payments aggregate the greater of;

(1) the sum of (x) the Redemption Amount less the Initial Redemption Payment, and (y) a return thereon equal to the greater of (A) 10% or (B) the Redemption Return, or

(2)           the aggregate distributions that such Initial Preferred Member would receive if the Company were liquidated on the date on which the
Company satisfies its obligations under this Section 10.1(e)(ii) less any payments made prior to such date pursuant to clause (1) of this Section 10.1(e)(ii).

If the Company elects to redeem the Initial Preferred Member’s Company Interest pursuant to Section 10.1(e)(ii) hereof, (i) the Company shall apply all Capital Proceeds first to the satisfaction of the amounts payable to the Initial Preferred Member pursuant to this Section 10.1(e) prior to making any distributions of Capital Proceeds pursuant to Section 5.3 hereof, (ii) while any amounts due to the Initial Preferred Member are outstanding, the covenants and obligations of the Managing Member and the Company pursuant to Article XIV of this Agreement shall remain in full force and effect and (iii) the Initial Preferred Member shall have all other equitable rights as a creditor of the Company permitted under applicable law.  If the Company fails to make any payment to the Initial Preferred Member pursuant to this Section 10.1(e) within ten (10) days after such amount is due, then each of the following shall occur, in each case until such payment is made in full to the Initial Preferred Member and as if the Initial Preferred Member were still a Member under this Agreement: (i) a Default Event shall be deemed to have occurred and continuing with respect to the Managing Member, and (ii) the Initial Preferred Member shall have the right to remove the Managing Member pursuant to Section 7.6.

10.2           Public Offering.  If the Company makes a Public Offering, the Initial Preferred Member will have the right to elect to be the exclusive selling equityholders in any secondary Public Offering during the first 24 months following the closing of the Company’s initial Public Offering.  Following the date that is 24 months following the closing of the Company’s initial Public Offering, any securities to be sold by selling shareholders shall be allocated among the Preferred Members and the Common Members based on the number of securities then hold by each of them excluding any securities acquired after the initial Public Offering.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES

11.1           Representations of the Members.  Each of the Initial Preferred Member and the Managing Member represents and warrants solely as to itself to each of the other Members and the Company as follows:

(i)             this Agreement constitutes the valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject as to enforcement of bankruptcy, insolvency and other similar laws affecting the rights of creditors and to general principles of equity;

(ii)            such Member has been duly formed and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of the state of its formation, with all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby;

(iii)          such Member has all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof and to perform all acts necessary or appropriate to consummate all of the transactions contemplated hereby and no further action by such Member is necessary to authorize the execution or delivery of this Agreement;

(iv)           this Agreement has been duly and validly executed and delivered by such Member and the execution, delivery and performance hereof by such Member does not and will not (i) require the approval of any other Person, or (ii) contravene or result in any breach of or constitute any default under, or result in the creation of any lien upon such Member’s assets under, any indenture, mortgage, loan agreement, lease or other agreement or instrument to which such Member is a party or by which such Member or any of its assets is bound;

(v)            the consummation of the transactions contemplated herein will not result in any violation of the organizational documents of such Member;

(vi)           such Member has the financial capacity to perform its obligations under this Agreement;

(vii)          except as explicitly set forth herein, no finder’s, broker’s or similar fee or commission has been paid or shall be paid by such Member to any individual or organization in connection herewith;

(viii)         there is no action, suit or proceeding pending or, to its knowledge, threatened against such Member that questions the validity or enforceability of this Agreement or, if determined adversely to it, would materially adversely affect the ability of such Member to perform its obligations hereunder;

(ix)            such Member is not the subject of any Bankruptcy;

(x)             to such Member’s knowledge, such Member has not received from any governmental agency any notice of violation of any law, statute or regulation which would have a material adverse effect on the Partnership;

(xi)            to such Member’s knowledge, such Member is not in default in the performance or observation of any obligation under any agreement or instrument to which it is a party or by which it or any of its assets is bound, which default would individually or in the aggregate with other defaults materially adversely affect the business or financial condition of such Member or the Partnership;

(xii)           such Member’s true and correct social security or tax identification number, as the case may be, is set forth below such Member’s name on Schedule 1 hereto; and

(xiii)          such Member (which for the purposes of this Section 11.1(m) includes its partners, members, principal stockholders owning more than ten percent (10%) of the outstanding capital stock of such Member, and any other constituent entities) (1) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gove/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list, and (2) is currently in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

ARTICLE XII
DISSOLUTION, LIQUIDATION AND TERMINATION

12.1         Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following events:

(i)           The disposition of all or substantially all of the assets of the Company;

(ii)          At the election of the Managing Member with the consent of the Advisory Committee;

(iii)         The entry of a decree of judicial dissolution under Section 702 of the Act.

Dissolution of the Company shall be effective on the day the event occurs giving rise to the dissolution, but the Company shall not terminate until the Certificate of Formation of the Company have been canceled and the assets of the Company have been distributed as provided herein.

12.2         Limited Return of Capital Contributions Upon Dissolution.  Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its Capital Contribution, and shall have no recourse therefor (upon dissolution or otherwise) against any Member.  Notwithstanding the dissolution of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement until termination of the Company, as provided in this Agreement.  Upon dissolution of the Company, the Managing Member, or a liquidator (who may be a Member) appointed by the Managing Member shall liquidate the assets of the Company, apply and distribute the proceeds thereof as contemplated by this agreement and cause the cancellation of the Company's Certificate of Formation.

12.3         Distributions Upon Liquidation.  (a)  Upon dissolution of the Company, the Managing Member or a liquidator appointed pursuant to Section 12.2, shall liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and apply and distribute the proceeds thereof:

(i)           First, to creditors in the order of priority provided by law;

(ii)          Second, to the establishment of any reserves for contingencies which the Managing Member (or liquidator) may consider necessary; and

(iii)         The balance, if any, to the Members in the manner provided in Article V hereof, provided that no Member shall be distributed any amount in excess of such Member’s positive Capital Account balance, (after giving effect to all contributions, distributions, and allocations for all periods),and any excess shall instead be distributed to the Members with positive Capital Account balances, in proportion to such positive Capital Account balances.

(b)          Notwithstanding the foregoing, in the event the Managing Member (or liquidator) shall determine that an immediate sale of part or all of the Company assets would cause undue loss to the Members, the Managing Member (or liquidator), in order to avoid such loss, may, after giving notice to all the Members, to the extent not then prohibited by the laws, including the Act, of any jurisdiction in which the Company is then formed or qualified and applicable in the circumstances, defer liquidation of and withhold from distribution for a reasonable time any assets of the Company except those necessary to satisfy the Company's debts and obligations.

(c)          After the proceeds of the liquidation of the assets of the Company have been distributed (which shall occur as soon as practical), the Managing Member (or liquidator) shall cause the Certificate of Formation of the Company to be canceled.

12.4         Final Accounting.  Upon the dissolution of the Company a proper accounting shall be made by the Company's independent public accountants from the date of the last previous accounting to the date of dissolution.

ARTICLE XIII
LIABILITY, EXCULPATION
AND INDEMNIFICATION

13.1         Liability.  (a) Neither the Managing Member, nor its members, officers, directors, employees, managers, principals, legal and beneficial owners or affiliates shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members, their respective successors, assignees or transferees or to third parties for any act performed or omitted to be performed by them on behalf of the Company and in a manner reasonably believed by them to be within the scope of the authority granted to them by this Agreement except when such action or failure to act constitutes gross negligence, fraud or willful misconduct.  Moreover, neither the Managing Member, nor its members, officers, directors, employees, managers, principals, legal and beneficial owners or affiliates, shall have any liability to the Company for any losses suffered by it due to the action or inaction of any agent retained by the Company, whether through negligence, dishonesty or otherwise, provided that the agent was selected with reasonable care.  The Managing Member may consult with counsel and accountants in respect of the Company’s affairs and be fully protected and justified in any action or inaction which is taken or omitted to be taken in good faith and in accordance with the information, reports, statements, advice or opinion provided by such persons, provided that they were selected with reasonable care and the matter consulted is reasonably believed by the Managing Member to be within such persons’ professional or expert competence.  Notwithstanding the foregoing, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which the Members may have under federal or state securities laws.

(b)          Except as otherwise expressly required by law, a Member, in its capacity as Member, shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed Profit of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

13.2         Indemnification.  The Company shall indemnify and hold harmless the Managing Member and its members, officers, directors, employees, managers, members, legal and beneficial owners and affiliates, and other representatives, as the case may be, from and against any and all claims, losses, damages or expenses suffered or sustained by them as a result of or in connection with any act performed or omitted to be performed by them under this Agreement or otherwise on behalf of the Company, whether incurred in an action between the parties hereto or otherwise, including without limitation (i) any judgment, settlement, reasonable attorney’s and accountant’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding and (ii) that certain Limited Guaranty entered into by Lexington Realty Trust in connection with the currently existing Credit Facility by and among the Company, 111 Debt Acquisitions LLC and Column Financial, Inc.; provided, however, that no such person shall be so indemnified to the extent that such claims, losses, damages or expenses shall have been finally determined in a judicial proceeding to be the result of any such person’s gross negligence, fraud or willful misconduct.  The Managing Member may, in its sole discretion, advance to any person or entity entitled to indemnification hereunder reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding for which indemnity may be sought hereunder, provided that all such advances will be promptly repaid if it is subsequently determined that the person or entity receiving such advance was not entitled to indemnification hereunder.  Any indemnity under this Section 13.2 shall be paid from, and only to the extent of, Company’s assets, and no Member shall have any personal liability on account thereof.  All rights to indemnification permitted in this Agreement and payment of associated expenses shall not be affected by the termination and dissolution of the Fund or the removal, withdrawal, insolvency, bankruptcy, termination, or dissolution of the Managing Member.

ARTICLE XIV
SPECIAL COVENANTS

14.1         Total Debt.  The Managing Member shall cause the Company to maintain an amount of Total Debt that does not exceed the Total Debt Limit at the end of three consecutive months; provided, that if the Total Debt Limit is exceeded at the end of three consecutive months, then beginning on the first day of the next succeeding month:  (i) the Initial Preferred Member shall be entitled to a Distribution Rate Step-Up until such time as the Total Debt does not exceed the Total Debt Limit and (ii) a Default Event shall be deemed to have occurred with respect to the Managing Member.

14.2           Short Term Debt.  If, after the Managing Member contributes the Managing Member Preferred Capital up to the maximum of $75,000,000 pursuant to Section 3.7, the Short Term Debt still exceeds the Short Term Debt Limit at the end of three consecutive months, then each of the following shall occur, in each case beginning on the first day of the next succeeding month and, with respect to clauses (i) through (iv), lasting until the Short Term Debt ceases to exceed the Short Term Debt Limit (inclusive of the Managing Member Preferred Capital): (i) unless otherwise consented to in writing by the Initial Preferred Member in its sole discretion, the Company shall not incur any additional Short Term Debt and shall apply all proceeds from its Permitted Investments to the repayment of Short Term Debt, (ii) the Initial Preferred Member shall have no obligation to make any additional Capital Contributions, (iii) the Initial Preferred Member shall have the right to cause the Company to sell such Loan Assets as the Initial Preferred Member determines in its reasonable discretion so that the Short Term Debt ceases to exceed the Short Term Debt Limit (iv) the Initial Preferred Member shall be entitled to a Distribution Rate Step-Up and (v) a Default Event shall be deemed to have occurred with respect to the Managing Member.

14.3           Capital Commitment Financing.  The Managing Member shall have the right to cause the Company to obtain financing secured by the unpaid capital commitments of the Members (which amount will not exceed 75% of the aggregate Maximum Capital Contributions of all Members) on such terms as may be determined by the Managing Member; provided, however, that (i) the maximum borrowing that may be obtained shall not exceed 50% of such unpaid capital commitments and (ii) the Members whose Capital Contributions secure the financing shall receive one-half of the benefit derived from interest savings on the amount borrowed against their respective unpaid capital commitments.  Any such financing pursuant to this Section 14.3 shall not be considered Short Term Debt.

14.4           Sidecar Investments.  (a)  If the Initial Preferred Member elects to make an Additional Capital Contribution pursuant to Section 3.5(i)(4) hereof, then (i) if the Additional Capital Contribution is made to the Company as contemplated by clause (A) thereof, all distributions from the Sidecar Investment Entity to the Company shall be distributed in accordance with Article V hereof or (ii) if the Additional Capital Contribution is made to the Sidecar Investment Entity as contemplated by clause (B) thereof, the Initial Preferred Member shall be entitled to such distributions as are set forth in the organizational documents for such Sidecar Investment Entity and the Initial Preferred Member shall be entitled to be indemnified from the liabilities of the general partner or managing member of such entity.

  (b)          If the Initial Preferred Member elects not to make an Additional Capital Contribution pursuant to Section 3.5(i)(4) hereof, then Lex-Win and/or any of its Affiliates shall have the right to make an investment in such Sidecar Investment Entity on its own behalf without any restrictions set forth under this Agreement, and in such event neither the Initial Preferred Member nor the Company shall have any rights with respect to such Sidecar Investment Entity; provided, however, that in no event (either during or after expiration of the Commitment Period) shall any such Sidecar Investment materially adversely affect the Initial Preferred Member’s then-existing rights or economic position as a Member of the Company.

ARTICLE XV
MISCELLANEOUS

15.1           Notices.  Any notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the Member giving such notice, election or demand and shall be deemed to have been given (i) when personally delivered with signed delivery receipt obtained, (ii) when transmitted by facsimile machine with printed confirmation of successful transmission to the appropriate facsimile number being obtained by the sender from the sender's facsimile machine, (iii) when transmitted by electronic mail, provided such electronic mail is followed by delivery by one of the other methods set forth in this Section 15.1, or (iv) three business days after such notice has been deposited in the United States first class mail if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed to such Member at the address set forth on Schedule 1 hereto; provided further, that copies of all notices, elections or demands made to Lex-Win shall be sent to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Joseph S. Bonventre.  A Member may change the address to which notices shall be sent by written notice to all Members (said change of addresses to be effective upon receipt by all Members).

15.2           Successors and Assigns.  Subject to the restrictions on transfer set forth in this Agreement, this Agreement, and each provision of this Agreement, shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and permitted assigns, and each successor-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

15.3           Amendments.  Except as otherwise provided in this Agreement, this Agreement may only be amended by a written document approved by and duly executed by all of the Members; provided, however, that the Managing Member shall be permitted to make such amendments as may be necessary to correct scrivener’s errors without the consent of any other Member.

15.4           Partition.  No Member or any successor-in-interest to any Member shall have the right while this Agreement remains in effect to have any Company assets partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.  It is the intention of the Members that during the term of this Agreement the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the rights of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of any interest in the Company shall be subject to the limitations and restrictions of this Agreement.

15.5           No Waiver.  The failure of any Member to insist upon strict performance of a covenant under this Agreement or of any obligation under this Agreement, irrespective of the length of time for which such failure continues, shall not be a waiver of that Member's right to demand strict compliance in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation under this Agreement.  No waiver or consent shall be effective unless in writing.

15.6           Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.7           Entire Agreement.  This Agreement constitutes the full and complete agreement of the parties to this Agreement with respect to the subject matter of this Agreement.

15.8           Captions.  The titles or captions of Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, are not a part of this Agreement, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

15.9           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute but one and the same instrument; signature and acknowledgment pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature and acknowledgement pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and delivery to each of the Members of a fully executed original counterpart of this Agreement.

15.10         Separability.  In case any of the provisions contained in this Agreement or any application of any of those provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and other applications of those provisions shall not in any way be affected or impaired thereby.

15.11         No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any Person, other than the Members and, subject to the restrictions on assignment contained herein, their respective successors and assigns.

15.12         Expenses. Each party hereto shall pay all of its own legal and accounting fees and expenses incurred in connection with the preparation and negotiation of this Agreement and any agreements ancillary hereto.

15.13         Governing Law.  This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law provisions.  Except as otherwise provided herein, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act.

15.14         Jurisdiction; Venue. Each party hereto hereby irrevocably and unconditionally (a) agrees that any action, suit or other legal proceeding brought in connection with or relating to this Agreement or any matter contemplated hereby shall be brought exclusively in a court of competent jurisdiction located in New Castle County, Delaware, whether a state or federal court, and shall not be brought in any court or forum outside New Castle County, Delaware; (b) consents and submits to, and agrees that it will not assert (by way of motion, as a defense or otherwise) that it is not subject to, personal jurisdiction in connection with any such action, suit or proceeding in any such court; and (c) waives to the fullest extent permitted by law, and agrees that it will not assert (by way of motion, as a defense or otherwise), any claim that the laying of venue of any such action, suit or proceeding in any such court is improper or that any such action, suit or proceeding brought in any such court was brought in an inconvenient forum or should be stayed by reason of the pendency of some other action, suit or other legal proceeding in a court or forum other than any such court.

           15.15              Jury Waiver. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTER CONTEMPLATED HEREBY.

[The following page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

MANAGING MEMBER

LEX-WIN CONCORD HOLDINGS LLC

By:	WRP SUB-MANAGEMENT LLC, its
Administrative Manager

By: /s/ Peter Braverman
Peter Braverman
President

INLAND

INLAND AMERICAN (CONCORD) SUB, LLC

By:	INLAND AMERICAN REAL ESTATE TRUST,
INC., its managing member

By: /s/ Lori Faust
Lori Faust
Treasurer

[Signature page to the Second Amended and Restated Limited Liability Company Agreement of
Concord Debt Holdings LLC]

Schedule 1

Member	Class	Initial Capital Commitment	Maximum Capital Contribution
Inland American (Concord) Sub, LLC 2901 Butterfield Road Oak Brook, IL 60523 Taxpayer ID#: 26-2947565	Preferred	$20,000,000.00	$100,000,000.00
Lex-Win Concord LLC 7 Bulfinch Place Suite 500 Boston, MA 02114 Taxpayer ID#: 26-2953404	Common	$325,000,000	Unlimited
	Preferred	$0	$75,000,000.00

Schedule 7.4

Mezzanine Loan and Security Agreement dated as of April 12, 2007 between MS Resorts III, LLC as Mezzanine Borrower and Morgan Stanley Mortgage Capital Inc., as Mezzanine Lender.

Exhibit A

INVESTMENT CRITERIA

Loan Assets:	First mortgage loans, B-notes, mezzanine loans and preferred equity so long as the loan to current market value does not exceed 85%.

Equity Securities:
Up to 1% of the outstanding common stock of any publicly traded mortgage REIT, provided that the aggregate ownership of such securities does not exceed 3% of total assets of the Company, but only in the case where the Company intends to pursue control of the target company.  No equity instrument shall be acquired that represents more than 80% of the then current equity value of the underlying property.

Asset Classes:	Multifamily apartments, office, retail, warehouse and hospitality assets provided hospitality does not exceed 27.5% of total assets of the Company.

Prohibited Asset Classes:
Specialty use assets (R&D, healthcare, industrial, call centers, data centers, golf courses, auto dealerships, etc.), all development, residential projects, raw or infrastructered land, condominium projects and assets located outside of the United States.

Financial Restrictions:	95% of newly acquired assets will have an underwritten DSCR (including any amortization) at the time of closing of:

(i) 1.1:1 or greater
- excluding reserves
                - or where occupancy exceeds 90% at acquisition

(ii) if at 1.1:1 there must be a
- fully funded interest reserve
- together with a fully funded TI and LC reserve

    (iii) if less than 1.1:1
- no deals may be done with 70% or less occupancy
- DSCR for the ensuing 24 month period reaches a stabilized level of 1.1:1 or greater
- approval from the Advisory Committee (including at least one member appointed by the Initial Preferred Member ) will be required

No instrument will be acquired where the Company owns less than 51% of the entire class of debt, except where: (i) the “last dollar loss” is less than 65% of the underlying property value at closing and the debt instrument exceeds $50 million, (ii) for debt securities (all of which require prior to acquisition the approval of the Advisory Committee, including at least one member appointed by the Initial Preferred Member), the projected leveraged yield of the instrument at closing is 12.5% or greater, (iii) for equity securities the current dividend yield is 7.5% or greater.